Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

GREEN FIELD ENERGY SERVICES, INC.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST. The name of the corporation is Green Field Energy Services, Inc.

SECOND. The address of the corporation’s registered office in the State of Delaware is 920 North King Street, 2nd Floor, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is RL&F Service Corp.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The corporation is being incorporated in connection with the conversion of Green Field Energy Services, Inc., a Louisiana corporation (the “LA-Corp.”), to the corporation and this Certificate of Incorporation is being filed simultaneously with the Certificate of Conversion of LA-Corp. to the corporation.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 5,000. All such shares are to be Common Stock, par value of $.01 per share, and are to be of one class. Upon the filing of the Certificate of Conversion of LA-Corp. to the corporation and this Certificate of Incorporation (the “Effective Time”), all of the outstanding shares of capital stock of LA-Corp. immediately prior to the Effective Time will become 1,000 issued and outstanding, fully paid and nonassessable shares of Common Stock, without any action required on the part of the corporation or the former stockholders of LA-Corp.

FIFTH. The incorporator of the corporation is Michel Moreno, whose mailing address is 4023 Ambassador Caffery Parkway, Suite 200, Lafayette, LA 70503.

SIXTH. Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation.

EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

NINTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

TENTH. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The names and mailing addresses of the person who are to serve as the directors of the corporation until the first annual meeting of stockholders of the corporation, or until their successors are duly elected and qualified, are:

Michel Moreno

4023 Ambassador Caffery Parkway, Suite 200

Lafayette, LA 70503

Enrique Fontova

4023 Ambassador Caffery Parkway, Suite 200

Lafayette, LA 70503

Earl Blackwell

4023 Ambassador Caffery Parkway, Suite 200

Lafayette, LA 70503

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this the 6 day of October, 2011.

/s/ Michel Moreno

Name: Michel Moreno

Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

GREEN FIELD ENERGY SERVICES, INC.

Green Field Energy Services, Inc. (the “Company”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

1. The Certificate of Incorporation of the Company (the “Certificate”) is hereby amended as follows:

Article FOURTH of the Certificate shall be deleted in its entirety and replaced with the following:

“FOURTH. The number of shares of stock which the corporation shall have authority to issue is 2,000,000. All shares are to be common stock, par value $.01 per share (“Common Stock”).

Effective upon the filing of this Certificate of Amendment, with the Secretary of State of the State of Delaware (the “Effective Time”), each share of the corporation’s common stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time, will automatically be reclassified as and become 1,400 shares of Common Stock (the “Stock Split”). All certificates representing shares of Common Stock issued and outstanding immediately prior to the filing of this Certificate of Amendment shall immediately after the filing of this Certificate of Amendment represent instead the number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the corporation, and upon such surrender the corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Certificate of Amendment.”

The following shall be added as paragraph ELEVENTH of the Certificate immediately after paragraph TENTH thereof:

“ELEVENTH. The corporation hereby elects not to be subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware.”

2. The foregoing amendments were duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the DGCL.

[Signature Page Follows.]

IN WITNESS WHEREOF, Green Field Energy Services, Inc. has caused this Certificate of Amendment to be signed by an authorized officer thereof, this 11 day of November, 2011.

Green Field Energy Services, Inc.

/s/ Michel B. Moreno
By:	Michel B. Moreno
Title:	Chief Executive Officer